                                                                     EXHIBIT 5.1

September 24, 1996

National Fiberstok Corporation
5775 Peachtree Dunwoody Road
Suite C150
Atlanta, Georgia 30342
Gentlemen:

    We have acted as special counsel to National Fiberstok Corporation (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $100 million aggregate principal amount of 11 5/8% Series B Senior Notes due 2002 of the Company (the "New Notes") to be offered and issued by the Company under an Indenture dated as of June 15, 1996 among the Company, certain former direct and indirect subsidiaries of the Company and Wilmington Trust Company, as Trustee.

    Upon the basis of the foregoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration statement, the New Notes will be valid and binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                          Very truly yours,
                                          White & Case